EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Amarillo Biosciences, Inc.

We consent to incorporation by reference in this Registration Statement of Amarillo Biosciences, Inc., on Form S-8 to be filed with the Commission on or about September 21, 2009 of our Report of Independent Registered Public Accounting Firm dated March 18, 2009 covering the balance sheets of Amarillo Biosciences, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years then ended.

LBB & Associates Ltd., LLP
Houston, Texas

September 21, 2009